Exhibit 3.1

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership of Ceres Classic L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the limited partnership is Ceres Classic L.P.

SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows:

“THIRD: General Partner. The name and mailing address of the sole general partner of the Partnership is Ceres Managed Futures, LLC, 1585 Broadway, 29th Floor, New York, New York 10036.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 20th day of December, 2023.

By: Ceres Managed Futures LLC, General Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan President and Director